EXHIBIT 4
                              QUIPP, INC.
                      DIRECTORS FEE PURCHASE PLAN

        The purpose of the Quipp, Inc. Directors Fee Purchase Plan (the "Plan") is to provide members of the Board of Directors of Quipp, Inc. (the "Company") and its wholly-owned subsidiary, Quipp Systems, Inc. ("Quipp Systems"), with the opportunity to apply their fees for serving as members of the Board of Directors of the Company or Quipp Systems to the purchase of Common Stock of the Company, $.01 par value. The Plan shall be effective as of the later of August 15, 1996 and the date on which a registration statement relating to Company Stock (as defined below) issuable under the Plan has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and has become effective.

      I.     DEFINITIONS
        As used in this Plan, the following terms shall have the meanings set forth below:
        A.   Board.  The Board of Directors of the Company.
        B. Company Stock. Shares of common stock, $.01 par value, of the Company.
        C. Director. A member of the Board or the Board of Directors of Quipp, Inc. or Quipp Systems, Inc.
        D. Fair Market Value. If the Company Stock is traded in a public market, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Board determines.
   If the Company Stock is not traded in a public market or subject to reported transactions or "bid" or "ask" quotations as set forth above, the Fair Market Value per share shall be as determined by the Board.
        E. Fees. The compensation paid by the Company to the Director for serving as a member of the Board or the Board of Directors of Quipp Systems, attending regular and special meetings of the Board or the Board of Directors of Quipp Systems, and serving on committees established by the Board or the Board of Directors of Quipp Systems from time to time.

      II.    ELECTION TO APPLY FEES TO PURCHASE OF COMPANY STOCK
        A. A Director may elect no later than December 31 of any calendar year to apply to the purchase of Company Stock all or any portion of the Fees that the Director may be entitled to receive in the calendar year immediately following such December
   31. A Director may elect, prior to September 30, 1996, to have the portion of the Fees payable in 1996 relating to the period after the later of the effective date of this Plan and the date of such election applied to the purchase of Company Stock. Notwithstanding the foregoing, no election to apply Fees to the purchase of Company Stock may be made until a registration


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   statement relating to shares issuable under the Plan has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and has become effective.
        B. A Director may modify an election prospectively by making a new election on or before December 31 of the year preceding the year as of which the new election is to be effective.
        C. Each election shall state the amount to be applied in dollars or as a percentage of the Fees. Elections shall be made annually on a form prescribed by the Company substantively equivalent to the form attached hereto as Exhibit A; provided, however, that if no such annual election is made in any year, the most recent election shall remain in effect for that year and all succeeding years until a new annual election is made.
        D. If a Director elects to apply Fees to the purchase of Company Stock, on each date on which deferred Fees would otherwise have been paid, the Director shall be entitled to receive that number of shares of Company Stock equal to the quotient of the applied Fees divided by the Fair Market Value of a share of Company Stock on that date. The Company shall deliver to the Director the shares of Company Stock purchased through the application of Fees as promptly thereafter as is practicable.
        E. No fractional shares of Company Stock shall be issued. A director shall receive, in lieu thereof, an amount in cash determined by multiplying the applicable fraction by the Fair Market Value of a share of Company Stock on the date the applied Fees would otherwise have been paid.

   III.  NO ASSIGNMENT OR ANTICIPATION
         The Director shall not have any right to commute, sell, assign, transfer or otherwise convey the right to apply Fees hereunder. All the rights hereunder are expressly declared to be nonassignable and nontransferable, and any attempt to assign or transfer such rights shall be null and void. Nothing in this
   Section III shall prohibit the transfer of shares of Company Stock issuable pursuant to this Plan after such shares have been issued in accordance with this Plan.

   IV.   PLAN AMENDMENTS AND TERMINATION
         The Plan may be amended or terminated by the Board at any time for any reason.

   V.    SHARES ISSUABLE PURSUANT TO THE PLAN
         Up to 15,000 shares of Company Stock may be issued pursuant to the Plan, subject to appropriate adjustment, as determined by the Board of Directors, in the event of a stock dividend, stock split, recapitalization, combination of shares or similar event. In the event that, with respect to a date on which Fees otherwise would have been paid, sufficient shares are not available for issuance, all remaining shares shall be distributed pro rata to the Directors, in proportion to the amount of Fees of each Director designated to be applied to the purchase of Company Stock.

   VI.   GOVERNING LAW
         The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the State of Florida.



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                                                           Exhibit A
                                                  ____________, 19__
   Quipp, Inc.
   4800 N.W. 157th Street
   Miami, FL  33014-3464

   Re: Notice of Election to Apply Director's Fees to Purchase of Company Stock

   Gentlemen:

        This letter shall constitute the notice of my election, as required under the Quipp, Inc. Directors Fee Purchase Plan (the "Plan"), to apply all or a portion of the Fees, as defined in the Plan, that I may be entitled to receive as a member of the Board of Directors of Quipp, Inc. or Quipp Systems, Inc. to the purchase of Common Stock, $.01 par value, of Quipp, Inc. I have received a copy of the Plan, and I agree to its terms. All capitalized terms have the meanings given those terms in the Plan.

        A. I hereby elect, under Section II of the Plan, to defer the amount of Fees specified below:

                                                          Percent

        1.   (  ) All Fees                                  100

        2.   (  ) Other (indicate percent-
                  age of total Fees
                  or dollar amount to be
                  deferred)                _________

   This election shall be effective for the calendar year _________, and shall remain in effect for each succeeding calendar year unless revoked or modi-fied by me on or before a December 31 prior to a succeeding calendar year.

        B. If applicable, this election shall revoke any previous election made by me, effective upon the beginning of the calendar year specified in paragraph A above.

        Please acknowledge receipt of this election letter on the enclosed copy and return the copy to me.
                                      Very truly yours,

                                      _____________________________
                                      Director
   ____________________
        Date

   Copy received on ______________, 19 ___
   Quipp, Inc.

   By_____________________________________


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